Exhibit 99.3

The following pro forma condensed consolidated balance sheet has been presented to give effect to and show the pro forma impact of the closing of the pending sale of Morgan Keegan and related affiliates as of December 31, 2011. The adjustments assume a tax election is made by Raymond James Financial, Inc. and Regions subsequent to closing. If the election is not made, the adjustments to other liabilities and retained earnings would be impacted. The consolidated statements of operations included in the Annual Report on Form 10-K for the year ended December 31, 2011 have been prepared with all activity related to the entities being sold presented as discontinued operations. Accordingly, as the historical financial statements already fully incorporate the impact of the transaction related to continuing operations, no pro forma statement of operations is necessary. No assurance can be given that such transaction will be completed on the terms assumed for the purposes of this presentation of pro forma financial information or at all.

The unaudited pro forma capital information is presented for illustrative purposes only and does not necessarily indicate the results that would have been realized had the transactions been completed as of December 31, 2011. The unaudited pro forma information has been derived from, and should be read in conjunction with, Regions’ historical consolidated financial statements included in Regions’ Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

REGIONS FINANCIAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	As Reported December 31, 2011	Disposition of Morgan Keegan and Affiliates		Pro Forma December 31, 2011
		(Unaudited)
Assets
Cash and due from banks	$2,132	$948	(1)	$3,080
Interest-bearing deposits in other banks	4,913	-		4,913
Federal funds sold and securities purchased under agreements to resell	200	(200)	(5)	-
Trading account assets	1,266	(1,088)	(5)	178
Securities available for sale	24,471	-		24,471
Securities held to maturity	16	-		16
Loans held for sale	1,193	-		1,193
Loans, net of unearned income	77,594	-		77,594
Allowance for loan losses	(2,745)	-		(2,745)

Net loans	74,849	-		74,849
Other interest-earning assets	1,085	(340)	(5)	745
Premises and equipment, net	2,375	-		2,375
Interest receivable	361	-		361
Goodwill	4,816	-		4,816
Mortgage servicing rights	182	-		182
Other identifiable intangible assets	449	-		449
Other assets	8,742	(804)	(2)	7,938

Total assets	$127,050	$(1,484)		$125,566

Liabilities and Stockholders’ Equity
Deposits:
Total deposits	$95,627	$-		$95,627
Short-term borrowings	3,067	(931)	(5)	2,136
Long-term borrowings	8,110	-		8,110
Other liabilities	3,747	(596	) (3)	3,151

Total liabilities	110,551	(1,527)		109,024

Stockholders’ equity:
Preferred stock	3,419	-		3,419
Common stock	13	-		13
Additional paid-in capital	19,060	-		19,060
Retained earnings (deficit)	(4,527)	43	(4)	(4,484)
Treasury stock, at cost	(1,397)	-		(1,397)
Accumulated other comprehensive income (loss), net	(69)	-		(69)

Total stockholders’ equity	16,499	43		16,542

Total liabilities and stockholders’ equity	$127,050	$(1,484)		$125,566

(1)	Assumes reduction of cash held by Morgan Keegan entities at December 31, 2011 of $232 million (see footnote 3 to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011), offset by the impact of $250 million dividend currently assumed to be in cash, and cash proceeds at transaction closing of $930 million.
(2)	Assumes reduction of Morgan Keegan entities’ other assets at December 31, 2011 of $944 million (see footnote 3 to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011), offset by $60 million receivable from Raymond James related to legal contingencies, and $80 million deferred tax assets related to estimated indemnification liability.
(3)	Assumes reduction of Morgan Keegan entities’ other liabilities at December 31, 2011 of $914 million (see footnote 3 to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011), offset by increases to other liabilities of $60 million related to legal contingencies, $210 million related to estimated indemnification liabilities, $20 million of estimated transaction costs, and $28 million of income taxes payable.
(4)	Represents the net gain to be recognized on the transaction.
(5)	Assumes reduction of Morgan Keegan entities’ corresponding asset or liability at December 31, 2011 (see footnote 3 to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011).